EXHIBIT 10.1(b)

                            MEDICAL INNOVATIONS, INC.
                        (formerly Bryce Financial, Inc.)
                             1988 STOCK OPTION PLAN
                               AMENDMENT NO. THREE

                  Effective as of the 9th day of February, 1996, the board of directors approved the following amendment to the 1988 Stock Option Plan (the "Plan").

                  "Section 8(i)(2) of the Plan is hereby deleted in its entirity and the following is substituted in its place:

                  '(2) In the event of a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation, any outstanding options hereunder may be terminated by the Corporation as of the effective date of such dissolution, liquidation, merger or consolidation by giving notice to each holder thereof of its intention to do so not less than ten (10) days preceding such effective date and permitting the exercise of all of outstanding options until such effective date, or the termination of such options if earlier. Notwithstanding the preceding sentence, if the Corporation is not the surviving corporation as a result of the Corporation being reorganized or merged or consolidated with another corporation while unexercised options are outstanding under this Plan, the surviving corporation may assume the unexercised options outstanding under this Plan or substitute new options in the surviving corporation for the outstanding options; provided, however, that the excess of the aggregate fair market value of the securities subject to the options immediately after the substitution or assumption over the aggregate option price of such shares is not less than the excess of the aggregate fair market value of the Common Stock subject to the outstanding option immediately before such substitution or assumption over the aggregate option price of such Common Stock.' "